EXHIBIT 16

                LETTER REGARDING CHANGE IN CERTIFYING ACCOUNTANT



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                     [Stokes Kelly & Hinds, LLC Letterhead]



Securities and Exchange Commission
Office of the Chief Accountant
11th Floor
450 Fifth Street, N.W.
Washington, D.C.  20549

         Pursuant to 17 C.F.R. ss.228.304(a)(3), we have reviewed the language under the heading "Item 4. Changes in Registrant's Certifying Accountant" in the Current Report on Form 8-K to be filed with the Securities and Exchange Commission by WSB Holding Company. We agree with the statements contained therein. However, aside from the receipt of notification of such action, we have no basis for making a determination whether the board of directors or audit committee met concerning this matter.



/s/Stokes Kelly & Hinds, LLC
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April 21, 2000
Pittsburgh, Pennsylvania